EXHIBIT 2.3

ASSET PURCHASE AGREEMENT

AMONG

NEENAH PAPER COMPANY OF CANADA

As Seller

and

NPCC HOLDING COMPANY, LLC

As Seller Parent

AND

EAGLE LOGGING INC.

As Purchaser

MADE AS OF

August 4, 2006

LONGLAC WOODLANDS OPERATION

TABLE OF CONTENTS

ARTICLE 1 - INTERPRETATION		1

1.1	Definitions	1
1.2	Headings	8
1.3	Extended Meanings	8
1.4	Statutory References	8
1.5	Accounting Principles	8
1.6	Currency, Prices and Values	8
1.7	Schedules	8

ARTICLE 2 - SALE AND PURCHASE		9

2.1	Assets to be Sold and Purchased	9
2.2	Retained Assets	11
2.3	Liabilities of Seller Assumed by Purchaser	12
2.4	Retained Liabilities	13
2.5	Non-Assignable Contracts or Licenses	13
2.6	Acquisition Payment and Purchase Price	15
2.7	[Reserved]	15
2.8	[Reserved]	15
2.9	Allocation of Purchase Price; Taxes	16
2.10	Election	16
2.11	Instruments of Conveyance and Assumption	17

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES		17

3.1	Seller’s and Seller Parent Representations and Warranties	17
3.2	Survival of Seller’s Representations, Warranties and Covenants	25
3.3	Purchaser’s and Purchaser Indemnitors’ Representations and Warranties	25
3.4	Survival of Purchaser’s and Purchaser Indemnitors’ Representations, Warranties and Covenants	27

ARTICLE 4 - COVENANTS		27

4.1	Due Diligence	27
4.2	Governmental Filings	27
4.3	Expenses	28
4.4	Indemnification for Brokerage Commissions	28
4.5	Litigation	28
4.6	Access to Records	29
4.7	Affiliation with Seller	29

4.8	Bulk Sales	29
4.9	Further Assurances	29
4.10	Mail Received After Closing	29
4.11	Notice of Events	30
4.12	Ancillary Agreements	30
4.13	Conduct of Woodlands Business	30
4.14	Removal of Retained Assets	30
4.15	Delivery of Books and Records	31
4.16	Additional Purchaser’s’ Covenants	31
4.17	Additional Seller’s Covenants	31
4.18	Confidentiality	32

ARTICLE 5 - EMPLOYMENT AND PENSION ARRANGEMENTS		32

5.1	Employees - Liabilities of Seller Assumed by the Purchaser	32
5.2	Employees - Liabilities Retained by Seller	33
5.3	Pension and Benefit Plans	35

ARTICLE 6 - CONDITIONS		36

6.1	Conditions for the Benefit of Purchaser	36
6.2	Conditions for the Benefit of Seller	37
6.3	Mutual Conditions	38

ARTICLE 7 - CLOSING ARRANGEMENTS		38

7.1	Closing	38
7.2	Risk of Loss	38

ARTICLE 8 - INDEMNIFICATION		39

8.1	Obligation of Seller to Indemnify	39
8.2	Obligation of Purchaser and Purchaser Indemnitors to Indemnify	39
8.3	Notice and Right to Defend	40
8.4	Limitations on Indemnification	41

ARTICLE 9 - TERMINATION		43

9.1	Termination	43
9.2	Survival	44

ARTICLE 10 - GENERAL		44

10.1	Time of the Essence	44
10.2	Public Announcements	44
10.3	Benefit of the Agreement	44

10.4	Third Party Beneficiaries	44
10.5	Entire Agreement	45
10.6	Amendments and Waivers	45
10.7	Assignment	45
10.8	Notices	45
10.9	Remedies Cumulative	46
10.10	Governing Law	46
10.11	Attornment	47
10.12	Cross Disclosure	47
10.13	Counterparts	47

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made as of August 4, 2006, among NEENAH PAPER COMPANY OF CANADA, an unlimited liability company incorporated under the laws of Nova Scotia (“Seller” or “NPCC”), NPCC HOLDING COMPANY, LLC, a limited liability company formed under the laws of the State of Delaware (“NPCC Holding” or “Seller Parent”) and EAGLE LOGGING INC., a corporation incorporated under the laws of Ontario (“Purchaser” or “Eagle Logging”).

PRELIMINARY STATEMENT

Purchaser desires to purchase, and Seller desires to sell, substantially all of the assets and properties owned by Seller and used exclusively by or in connection with the business conducted by Seller in its Longlac woodlands operations (the “Longlac Woodlands Operation” or the “Woodlands Business”), for the consideration set forth below and the assumption of Seller’s liabilities set forth below, subject to the terms and conditions of this Agreement.  Purchaser Indemnitors, as a condition of Seller entering into this Agreement in favour of Purchaser, are entering into certain indemnity obligations pursuant to Article 8 of this Agreement

Concurrent with the execution of this Agreement, the parties hereto have executed an Asset Purchase Agreement (the “Terrace Bay Asset Purchase Agreement”) in connection with the business conducted by Seller at its Terrace Bay Pulp Mill (as defined in the Terrace Bay Asset Purchase Agreement).  Heretofore, Seller has operated its Pulp Business and Woodlands Business as a single business unit.  Notwithstanding such operating history, at the request of the Purchaser herein and the Purchaser in the Terrace Bay Asset Purchase Agreement, Seller has agreed to transfer the Assets of the Pulp Business and the Assets of the Woodlands Business subject to the respective terms and conditions of this Agreement and the Terrace Bay Asset Purchase Agreement.

NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1- INTERPRETATION

1.1          Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“Acquisition Payment” has the meaning set out in Section 2.6;

“Acquisition Payment Adjustment” has the meaning set out in Section 2.8;

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person;

“Agreement” means this agreement including the Preliminary Statement and schedules to this agreement, as amended, supplemented or restated from time to time;

“Amended and Restated Pulp Supply Agreement” has the meaning set out in Section 6.1(a)(vii);

“Ancillary Agreements” has the meaning set out in Section 4.12;

“Applicable Law” means any applicable domestic or foreign, federal, provincial or local law including any statute or subordinate legislation or treaty and any applicable rule, regulation, ordinance, requirement, order, Permit, judgment, injunction, award or decree or other binding requirement of a Governmental Authority or arbitrator having the force of law;

“Asserted Liability” has the meaning set out in Section 8.3(a);

“Assets” has the meaning set out in Section 2.1;

“Assumed Contracts” has the meaning set forth in Section 2.1(e);

“Assumed Liabilities” has the meaning set forth in Section 2.3;

“Balance Sheet Schedule” has the meaning set forth in Section 2.1(d);

“Benefit Plans” means every benefit plan, program, agreement or arrangement maintained or contributed to, or provided by Seller for the benefit of any of the Employees, former Employees or retirees or their respective dependants or beneficiaries including, without limitation, any deferred compensation, incentive compensation, bonus, share purchase, share option, restricted stock or other stock plan, stock appreciation, phantom stock, savings plan or program, Pension Plans, health or other medical, dental, life, weekly indemnity coverage, short term or long term disability or other insurance (whether insured or self-insured), supplementary unemployment benefit plan, program, agreement or arrangement.

“Buchanan” has the meaning set out on Page 1;

“Business Day” means a day other than a Saturday, Sunday or statutory holiday in the United States or Ontario;

“Cap Amount” has the meaning set out in Section 8.4(a)(ii);

“Claims Notice” has the meaning set out in Section 8.3(a);

“Closing” means the closing of the transaction contemplated hereby scheduled to occur on the Closing Date;

“Closing Date” means August 15, 2006 or any earlier date upon which the last to be fulfilled or waived of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, or such other date as may be agreed to in writing between Seller and Purchaser, but no later than September 29, 2006 without the mutual agreement of the Parties;

“Collective Agreement” means the Collective Agreement and all related documents, letters of understanding and letters of intent incorporated into and forming part of the said Collective Agreement listed in Section 3.1(l);

“Competition Act” means the Competition Act (Canada).

“Confidentiality Agreement” means the confidentiality agreement between Seller and Buchanan dated August 22, 2005;

“Continuation Payment” has the meaning set out in Section 2.8(b);

“Deeds and Assignments” has the meaning set out in Section 2.11(a);

“Eagle Logging” has the meaning set out on Page 1;

“Effluent Treatment System” means all or any portion of any system that transports, mixes, stabilizes, treats (actively and/or passively), conveys or discharges the effluent from the Woodlands Business, if any, including all manmade and natural drainage systems and appurtenances that connect or are otherwise related to such systems;

“Employees” means all individuals who immediately prior to the Time of Closing are employed by Seller primarily in connection with the Woodlands Business on a regular full-time, part-time or temporary basis (including surge hires) in those operations being transferred to Purchaser including any such Employees on strike, lay-off or leave of absence, including pregnancy and parental leave, and Inactive Employees and the term “Employee” shall mean any of the Employees;

“Environmental Law” means any Applicable Law or rule of common law in existence on the date of this Agreement or the Closing Date relating to the environment or concerning the protection of the natural environment including those pertaining to (i) reporting, licensing, permitting, investigating, remediating and cleaning up any Release of Hazardous Substances or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport and handling of Hazardous Substances (provided that only for the purposes of the definition of “Environmental Liabilities” below, “Environmental Law” shall include changes to such Environmental Laws after the Closing Date);

“Environmental Liabilities” means all liabilities, obligations, claims, damages, responsibilities, costs and expenses, including legal costs, engineering, consulting and laboratory fees and expenses, capital expenditures, fines, penalties, financial responsibility for cleanup costs, corrective action, removal, remedial actions and response actions, and any other compliance, corrective, investigative or remedial measures required by any Environmental Law or as a result of any third party claims, judgments or settlements incurred or arising (whether arising or being claimed before, on or after the Closing Date and whether known or unknown at the date of this Agreement) as a result of the Seller’s (or its predecessor owners’) operation, use, ownership or other activity in any way related to the Woodlands Business during the ownership of Seller and/or other Persons before or after the Closing Date, any violation of any Environmental Law or as a result of or in connection with any order, written claim or demand, action, citation, fine or other proceeding by any Governmental

Authority or by any non-governmental third party, actual, pending or threatened, that arises (i) with respect to or in connection with the Woodlands Business, (ii) with respect to the Real Property or as a result of, or in connection with, Seller’s ownership or operation of the Real Property or the facilities or activities thereon or thereabout on or prior to the Closing Date or Purchaser’s ownership or operation of the Real Property or the facilities thereon or thereabout after the Closing Date or (2) in connection with the installation, use, operation or closure of, or in any way related to, any Effluent Treatment System, or any part thereof, including without limitation any receiving water of the Effluent Treatment System or (iii) as a direct or indirect result of the removal by Seller on or prior to the Closing Date of any Hazardous Substance from the Real Property to any off-site waste disposal site, off-site waste storage site or any other off-site facility or location, or any handling, storage, treatment, recycling or disposal of any such Hazardous Substance at such facilities or locations;

“Former Employees” has the same extended and comprehensive meaning as “Employees” except that it refers to those previously employed by Seller but not employed by Seller at the Time of Closing;

“Governmental Authority” means any domestic or foreign, federal, provincial, municipal or local legislative, executive, judicial or administrative body or Person having jurisdiction in the relevant circumstances;

“Hazardous Substance” means any substance or material that is prohibited, controlled or regulated by any Governmental Authority pursuant to Environmental Laws including pollutants, contaminants, dangerous goods or substances, controlled products, toxic or hazardous substances or materials or hazardous wastes, all as defined in or pursuant to any Environmental Law, and any wood and wood waste, whether or not regulated by any Environmental Law;

“HSR Act” has the meaning set out in Section 4.16(a);

“Inactive Employees” means Employees who (i) immediately prior to the Time of Closing are receiving WSIB disability benefits or (ii) immediately prior to the Time of Closing are on leave or off work due to disability, whether paid or unpaid, including any such employees who were receiving weekly indemnity, short term or long term disability wage replacement payments, and (iii) those who had incurred but not reported a claim for any wage replacement benefits relating to any injury or illness arising prior to the Time of Closing;

“Indemnifying Party” has the meaning set out in Section 8.3(a);

“Indemnitee” has the meaning set out in Section 8.3(a);

“Instruments of Assumption” has the meaning set out in Section 2.11(b);

“Intellectual Property” means the trade secrets, know-how and other intellectual property of Seller or its Affiliates (other than patents or trademarks) used primarily in the Woodlands Business as of the Closing Date or the date hereof and expressly excludes “Neenah Paper of Canada”, “NPCC”, “Neenah Paper”, “NP”, “NPI” and any variations thereof;

“Inventory” has the meaning set out in Section 2.1(c);

 “knowledge” with respect to Seller means the actual personal knowledge, after due enquiry, of any of the persons listed on Schedule 1.1;

“Landlord Real Property Leases” has the meaning set out in Section 3.1(i)(ii);

“Leased Real Property” means the land, buildings and other improvements covered by the Tenant Real Property Leases;

“Letter of Intent” has the meaning set out in Section 2.8;

“lien or other encumbrance” means any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever;

“Losses” means all losses, liabilities, damages, deficiencies, costs or expenses (including, without limitation, interest legal fees and disbursements of legal counsel) and “Loss” means any one of such Losses;

“Lucky Star” has the meaning set out on Page 1;

“Non-Assigned Contract” has the meaning set out in Section 2.5(b);

“Non-Assumed Contracts” has the meaning set out in Section 3.1(s)(i);

“NPCC” has the meaning set out on Page 1;

“NPCC Holding” has the meaning set out on Page 1;

“NPI” has the meaning set out in Section 2.3(m);

 “OPEBs” means every benefit plan, program, agreement or arrangement maintained or contributed to or provided by Seller for the benefit of any Retired Employee other than Pension Plans;

“Owned Real Property” has the meaning set out in Section 3.1(h)(i);

“Pension Plan” means the Neenah Paper Canada Ontario Pension Plan;

“Pension Plans” means, collectively, the Neenah Paper Canada Ontario Pension Plan and any other pension, retirement and supplementary retirement plans, programs, agreements or arrangements maintained or contributed to or provided by Seller for the benefit of any of the Employees, former Employees or retirees or their respective dependants or beneficiaries;

 “Permits” means all permits, consents, waivers, licences, certificates, approvals, authorizations, registrations, franchises, rights, privileges and exemptions or any item with a similar effect as the foregoing issued or granted by any Governmental Authority;

“Permitted Encumbrances” means the encumbrances described in Schedule 3.1(h)(ii);

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity;

“Pre-Closing Payment” has the meaning set out in Section 2.8;

“Pulp Business” has the meaning set out in the Preliminary Statement;

“Purchase Price” has the meaning set out in Section 2.6;

“Purchaser Indemnitors” means Terrace Bay Pulp Inc., a corporation incorporated under the laws of Ontario (“Terrace Bay Pulp”), Buchanan Forest Products, Ltd., a corporation incorporated under the laws of Ontario (“Buchanan”), and Lucky Star Holdings Inc., a corporation incorporated under the laws of Ontario (“Lucky Star”), collectively, and “Purchaser Indemnitor” means any of the Purchaser Indemnitors individually, all of whom are parties to this Agreement for purposes of Article 8;

“Purchaser Required Consents” means (a) all required approvals from appropriate Governmental Authorities for the transfer, issuance or reissuance of the Permits; and (b) receipt of clearances from relevant competition/merger control authorities in Canada and the United States.

“Purchaser” has the meaning set out on Page 1;

“Purchaser Basket Amount” has the meaning set forth in Section 8.4(b)(i);

“Purchaser Cap Amount” has the meaning set forth in Section 8.4(b)(ii);

“Real Property” means collectively the Owned Real Property and the Leased Real Property;

“Real Property Leases” means the Tenant Real Property Leases and the Landlord Real Property Leases;

“Release” means any release or discharge of any Hazardous Substance into the environment including any discharge, spray injection, inoculation, abandonment, deposit, spillage, leakage, seepage, pouring, emission, emptying, throwing, dumping, placing, exhausting, escape, leach, migration, dispersal, dispensing or disposal;

“Resolutions” means certified copies of resolutions adopted by the Board of Directors of the Seller at meetings convened and held at which a quorum was present and voting throughout; that remain in full force and effect at the Time of Closing; and are in accordance with the provisions of the charter and by-laws of the Seller and the laws and regulations applicable to the Seller.

“Retail Sales Tax” has the meaning set out in Section 2.10;

“Retained Assets” has the meaning set out in Section 2.2;

“Retained Liabilities” has the meaning set out in Section 2.4;

“Retired Employee” means any Employee or Former Employee who retires at (or who was retired before) the Time of Closing or who has by that time confirmed to Seller, orally or in writing, that he or she intends to take retirement;

“Safety Law” means any Applicable Law in existence on the date of this Agreement relating to workplace health and safety;

“Seller” has the meaning set out on Page 1;

“Seller Basket Amount” has the meaning set forth in Section 8.4(a)(i);

“Seller Cap Amount” has the meaning set forth in Section 8.4(a)(ii);

“Seller Parent” has the meaning set out on Page 1;

“Shared Contract” means a contract with a third Person that directly benefits both Seller and Purchaser;

 “Taxes” means any federal, provincial, local or foreign, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Authority; provided, however, that in no event shall Taxes be deemed to include any transfer tax or capital gains tax payable in connection with the purchase and sale of the Assets;

“Tenant Real Property Leases” has the meaning set out in Section 3.1(i)(i);

“Terrace Bay Asset Purchase Agreement” has the meaning set out in the Preliminary Statement;

“Terrace Bay Pulp Mill” has the meaning set out in the Preliminary Statement;

“Terrace Bay Pulp” has the meaning set out on Page 1;

“Time of Closing” means 11:00 a.m. (Toronto Time) on the Closing Date;

“Transition Services Agreement” has the meaning set out in Section 4.12(b);

“Woodlands Business” has the meaning set out in the Preliminary Statement, including substantially all of the assets and properties owned by Seller and used primarily by or in connection with the business conducted by Seller at its Longlac woodlands operations;

 “WSIB” means Workplace Safety and Insurance Board.

1.2          Headings

The division of this Agreement into articles and sections and the insertion of a table of contents and headings are for convenience of reference only and are not to affect the construction or interpretation of this Agreement.  The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular article, section or other portion hereof.  Unless something in the subject matter or context is inconsistent therewith, references herein to articles and sections are to articles and sections of this Agreement.

1.3          Extended Meanings

In this Agreement words importing the singular number only include the plural and vice versa and words importing any gender include all genders.  Unless something in the subject matter or context is inconsistent therewith, the term “including” means “including without limiting the generality of the foregoing”.

1.4          Statutory References

Unless something in the subject matter or context is inconsistent therewith and except with respect to Environmental Laws and Safety Laws, each reference to any statute refers to that statute and to the regulations made under that statute, as now enacted or as the same may from time to time be amended, re-enacted or replaced.

1.5          Accounting Principles

Wherever in this Agreement reference is made to a calculation to be made or an action to be taken in accordance with generally accepted accounting principles, such reference will be deemed to be to the generally accepted accounting principles in Canada from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which such calculation or action is made or taken or required to be made or taken.

1.6          Currency, Prices and Values

All references to currency, prices and values (monetary, accounting, financial or otherwise) herein are to lawful money of Canada unless otherwise specified.

1.7          Schedules*

The following Schedules are attached to and form part of this Agreement:

Schedule	Contents
1.1	Persons Having Knowledge
2.1(d)	Balance Sheet Schedule
2.9	Allocation of Purchase Price
2.11(a)(iii)	Bill of Sale
2.11(b)(i)	Assumption Agreement
3.1 (c)	No Material Adverse Change

3.1 (d)	Compliance with Laws; Permits
3.1(f)	Actions and Proceedings
3.1(h)	Owned Real Property
3.1(h)(ii)	Title to / Matters Relating to Owned Real Property
3.1(i)(i)	Tenant Real Property Leases
3.1(i)(ii)	Landlord Real Property Leases
3.1(i)(iii)	Compliance with Real Property Leases
3.1(j)	Real Property Expropriation
3.1(k)	Title to Tangible Assets
3.1(m)	Benefit Plans
3.1(n)	List of Employees who Receive Additional Types of Compensation or Benefits
3.1(o)	List of Seller’s WSIB Accounts
3.1(r)	Operations
3.1(s)(i)	Non Assumed Contracts
3.1(s)(ii)	Contract Matters
4.12(a)	Transition Services Agreement
4.12(b)	Terrace Bay Asset Purchase Agreement
4.13	Ordinary Course of Business
5.1(c)	List Employees for whom Purchaser Assumes No Responsibility

* The schedules listed above have been omitted in accordance with Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally to the Securities and Exchange Commission a copy of any omitted exhibits or schedules upon request.

ARTICLE 2- SALE AND PURCHASE

2.1          Assets to be Sold and Purchased

Except as otherwise provided in Section 2.2, and upon the terms and subject to the conditions herein set forth, at Closing, Seller shall (and, if applicable, shall cause its Affiliates to) sell, assign, transfer, convey and deliver to Purchaser, as of the Time of Closing, the following properties, assets and other claims, rights and interests of the Seller relating to the Woodlands Business, except as listed on Schedules 2.1(a) through 2.1(q) attached hereto and incorporated herein by reference:

(a)                                  all of the assets used primarily in the Woodlands Business on the Closing Date (subject to transactions and adjustments in the ordinary course of business, consistent with past practice, from May 2, 2006 to the Closing Date);

(b)                                 all of the Owned Real Property;

(c)                                  all of Seller’s tangible personal property located in Ontario relating primarily to the Woodlands Business on the Closing Date, including (i) inventories of the Woodlands Business consisting of raw materials (that are not already included in Balance Sheet Schedule as set forth on Schedule 2.1(d) hereto; it being understood that the Balance Sheet Schedule operates under this Agreement to only transfer those assets and liabilities used in connection with the Woodlands Business), chemicals, maintenance and finishing supplies, packaging materials, stores, spare parts and similar items of inventory, but excluding finished goods inventories (collectively, the “Inventory”), and (ii) machinery, equipment and furniture;

(d)                                 the balance sheet items shown as acquired by the Purchaser, as set forth on Schedule 2.1(d) hereto (the “Balance Sheet Schedule”), in each case in respect of the Woodlands Business as of the Closing;

(e)                                  subject to Section 2.5, all of Seller’s rights, title and interest under all agreements, contracts or commitments to which Seller is entitled in connection with the Woodlands Business, including all unfilled purchase orders received by, and all forward commitments for supplies or materials made to, Seller in the usual and ordinary course of business for the Woodlands Business (whether or not there are any written contracts with respect thereto) (collectively, the “Assumed Contracts”);

(f)                                    all books and records (other than accounting, tax or similar records required for tax audit purposes) of Seller relating primarily to the Woodlands Business, including all files, documents, sales and other records, customer and supplier lists, computer files and programs, operating data, environmental studies and plans, maintenance records, personnel records, WSIB files and all other employee or employment records, specifically including those relevant to the administration or wind up of the Pension Plans or Benefit Plans, insurance records, forest management planning records and associated computer records, and operational manuals (subject to the right of Seller to make copies of such books and records);

(g)                                 all of Seller’s site plans, surveys, soil and substratum studies, architectural plans, as-built drawings, appraisals, and electrical and mechanical plans and studies relating to the Woodlands Business and the Real Property (subject to the right of Seller to make copies of such items);

(h)                                 all assignable rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with the Assets;

(i)                                     subject to Section 2.5, all of Seller’s right, title and interest under the Real Property Leases;

(j)                                     [Reserved];

(k)                                  all transferable Permits and certificates of approval relating to the Woodlands Business;

(l)                                     [Reserved];

(m)                               the goodwill of the Woodlands Business, including the right of the Purchaser to represent itself as carrying on the Woodlands Business in continuation of and in succession to the Seller, but excluding any right to use the name “Neenah Paper”, “Neenah Paper Company of Canada”, “NP” and “NPCC” and any variants thereof;

(n)                                 any trademarks, patents, trade secrets, know-how or other Intellectual Property used primarily in the Woodlands Business as mutually agreed upon by the parties prior to the Closing Date, but excluding any right to use the name “Neenah Paper”, “Neenah Paper Company of Canada”, “NP” and “NPCC” and any variants thereof;

(o)                                 all other assets and properties of Seller relating primarily to the Woodlands Business which are located at the Longlac Woodlands Operation, or the Real Property on the Closing Date.

All of the foregoing assets and properties to be sold, assigned, transferred, conveyed and delivered to Purchaser hereunder (other than the Retained Assets) are hereinafter referred to as the “Assets”.  Purchaser shall purchase the Assets for the consideration set forth in Section 2.6 and upon the other terms and subject to the conditions set forth in this Agreement.

2.2          Retained Assets

Anything in Section 2.1 to the contrary notwithstanding, there shall be excluded from the Assets to be sold, assigned, transferred and conveyed to Purchaser hereunder and not included within the meaning of the term “Assets” (such excluded assets being referred to as the “Retained Assets”):

(a)                                  all rights of Seller under this Agreement, including the rights to certain balance sheet items as set forth in the Balance Sheet Schedule (Schedule 2.1(d); it being understood that the Balance Sheet Schedule operates under this Agreement to only retain those assets and liabilities used in connection with the Woodlands Business) in each case in respect of the Woodlands Business of the Closing;

(b)                                 all rights to refunds, rebates or credits of any Taxes for all periods (or partial periods) ending on or prior to the Closing Date and all prepayments of Taxes for any period, whether ending prior to, on or after the Closing Date, except as may otherwise be provided in Section 2.9(c);

(c)                                  any insurance policies and all rights to refunds, rebates or credits under such policies, including refunds or rebates from WSIB and life insurance premiums paid by Seller prior to the Closing Date;

(d)                                 any deposits or expenses which are prepaid at or prior to the Closing Date;

(e)                                  cash, negotiable securities, certificates of deposit and other cash equivalents, and accounts receivable, finished goods inventory and current portion of deferred taxes;

(f)                                    the Non-Assumed Contracts and all rights of Seller thereunder;

(g)                                 any proceeds of litigation, actions or claims commenced by or against the Seller in respect of the operation of the Woodlands Business or the functioning, use or condition of the assets prior to the Closing Date;

(h)                                 all shares in the capital of Seller; and

(i)                                     any and all assets relating to the Benefit Plans.

2.3          Liabilities of Seller Assumed by Purchaser

Purchaser shall, upon the terms and subject to the conditions set forth herein, assume, as of the Time of Closing, and shall perform or satisfy thereafter:

(a)                                  all liabilities and obligations under the Assumed Contracts, Real Property Leases, Permitted Encumbrances and transferable Permits;

(b)                                 [Reserved];

(c)                                  [Reserved];

(d)                                 all Environmental Liabilities;

(e)                                  all obligations and liabilities in connection with the roads and bridges used by Seller in connection with the Woodlands Business;

(f)                                    all liabilities, obligations, claims, demands and causes of action arising in respect of the operation of the Woodlands Business or from the functioning, use and condition of the assets before or after the Closing Date, including, but not limited to, all liabilities, obligations, claims, demands and causes of action arising in connection with obligations imposed by any Governmental Authority or any third party, other than those specifically excluded elsewhere in this Agreement;

(g)                                 any liability or obligation with respect to Taxes applicable to the Assets for any period (or partial period) beginning at or after the Closing Date;

(h)                                 the employment related obligations and liabilities of Seller as set out in Section 5.1;

(i)                                     [Reserved];

(j)                                     all other liabilities assumed by Purchaser as set forth on the Balance Sheet Schedule; and

(k)                                  any other obligations or liabilities assumed by Purchaser as provided for in this Agreement.

All of the foregoing liabilities and obligations of Seller to be assumed by Purchaser hereunder are hereinafter referred to as the “Assumed Liabilities”.

2.4                               Retained Liabilities

Purchaser shall not assume, or in any way be liable or responsible for and the Seller shall perform or satisfy:

(a)                                  any liability or obligation with respect to Taxes applicable to the assets for any period (or partial period) ending prior to the Closing Date, whether or not due and payable prior to or after such time;

(b)                                 any liability or obligation with respect to:

(i)                                     employment and pension obligations and liabilities not assumed by the Purchaser in Section 5.1 and all those retained by Seller set out in Section 5.2;

(ii)                                  all liabilities assumed by Seller as set forth on the Balance Sheet Schedule;

(iii)                               any liability or obligation of Seller based upon or arising under this Agreement;

(iv)                              any liability of Seller relating to the Retained Assets; and

(v)                                 all liens and encumbrances currently secured against the Assets.

All of the foregoing liabilities and obligations of Seller not being assumed by Purchaser hereunder are hereinafter sometimes collectively referred to as the “Retained Liabilities”.  The parties also agree to the prorations of certain assets and liabilities as set forth on the Balance Sheet Schedule.

2.5                               Non-Assignable Contracts or Licenses/Shared Contracts

(a)                                  To the extent that

(i)                                     assignment hereunder by the Seller to Purchaser of any Real Property Lease or Assumed Contract or

(ii)                                  transfer hereunder of books and records, is not permitted or is not permitted without the consent (including, without limitation, waiver of a right of first refusal or option right) of a third party, this Agreement shall not be deemed to constitute an undertaking to assign or transfer the same, as applicable, if such consent is not given or if such an undertaking otherwise would constitute a breach of or cause a loss of benefits thereunder.  Seller shall use all commercially reasonable efforts (other than the payment of money or the deposit of funds by Seller on behalf of Purchaser) to obtain any and all such third party consents.

(b)                                 If and to the extent that Seller is unable to obtain any required third party consent in respect of a Real Property Lease or Assumed Contract (the “Non-Assigned

Contracts”) contemplated by Section 2.5(a) above, Seller shall continue to be bound by any such Non-Assigned Contract.  In such event, to the maximum extent permitted by law or the terms of the Non-Assigned Contract,

(i)                                     Seller shall make the benefit of such Non-Assigned Contract available to Purchaser with the intent that the Purchaser will be in the same economic position as if such Non-Assigned Contract were transferred to it, including holding any such Non-Assigned Contract in trust for the Purchaser or acting as agent for the Purchaser or entering into back to back arrangements with the Purchaser in respect of such Non-Assigned Contract, and

(ii)                                  the assignment provisions of this Agreement shall operate to the extent permitted by law or the applicable Non-Assigned Contract to create a subcontract, sublease or sublicense with Purchaser whereby Purchaser will perform each relevant Non-Assigned Contract, and be entitled to receive all related benefits, in accordance with its terms.  To the extent such subcontract, sublease or sublicense is created,

(A)                              Purchaser shall pay, perform and discharge fully all obligations of Seller under any such Non-Assigned Contract from and after the Closing Date and shall indemnify Seller against any Losses incurred by Seller arising from Purchaser’s failure to pay, perform and discharge fully such obligations,

(B)                                Seller shall, without further consideration therefor, pay and remit to Purchaser promptly any monies, rights and other consideration received by it in respect of such Non-Assigned Contract performance, and

(C)                                Seller shall exercise or exploit its rights and options under all such Non-Assigned Contracts only as directed by Purchaser and at Purchaser’s expense.

(c)                                  With respect to liabilities pursuant to, arising under or relating to any Shared Contract, such liabilities shall be allocated between Seller, on the one hand, and Purchaser on the other hand, as follows:

(i)                                     first, if a liability cannot be so allocated in respect of a benefit received by one party, the party receiving such benefit shall be responsible for such liability; and

(ii)                                  second, if a liability cannot be so allocated under Section 2.5(c)(i), such liability shall be allocated between the parties based on the relative proportions of total benefit received (over the term of the Shared Contract, measured as of the date of the allocation) under the relevant Shared Contract.  Notwithstanding the foregoing, each party shall be responsible for any and all liabilities arising out of or resulting from its breach of the relevant Shared Contract.

If Seller, on the one hand, or Purchaser on the other hand, receive any benefit or payment under any Shared Contract that was intended for the other party, the party receiving such benefit or payment will use commercially reasonable efforts to deliver, transfer or otherwise afford such benefit or payment to the other party.

(d)                                 If and when any third party consent contemplated by Section 2.5(b) above shall be obtained or any such Non-Assigned Contract shall otherwise become assignable, Seller shall promptly assign all of its rights and obligations thereunder or in connection therewith to Purchaser without payment of further consideration therefor, and Purchaser shall assume such rights and obligations.

(e)                                  To the extent any Permit is not assignable, either by its terms or as a matter of law, Purchaser shall prepare and submit, and Seller shall use all reasonable efforts to cooperate with and assist Purchaser in preparing and submitting, any information, applications or filings required in connection with the reissuance to Purchaser of any such Permit.

(f)                                    The provisions of this Section 2.5 shall apply to Affiliates of the Seller in the same manner as to the Seller.

2.6                               Acquisition Payment and Purchase Price

In consideration of Seller’s sale, assignment, transfer and conveyance of the Assets to Purchaser, Purchaser shall pay Seller $1.00 in cash at the Closing (the “Purchase Price”).  In consideration of Purchaser (and of the Purchaser and Purchaser Indemnitors under the Terrace Bay Asset Purchase Agreement) acquiring the Assets, assuming the Assumed Liabilities and offering employment to the Employees on the terms set forth herein, Seller shall sell, assign, transfer and convey the Assets to Purchaser at the Closing. It is expressly understood and agreed that no separate payment will be made by Seller to Purchaser under this Agreement. It is expressly understood and agreed, and it is the intention of the parties, that there is good and valid consideration for the sale of the Assets and assumption of the Assumed Liabilities under this Agreement by virtue of the agreements and obligations set forth herein and by virtue of the Acquisition Payment being made to Purchaser’s affiliate, Terrace Bay Pulp, pursuant to Section 2.6 the Terrace Bay Asset Purchase Agreement (the “Acquisition Payment”).  The Acquisition Payment shall be made to a trust account established by Terrace Bay Pulp who shall, by separate agreement between Terrace Bay Pulp and Purchaser, divide and/or allocate the Acquisition Payment between itself and the Purchaser under this Agreement in accordance with the assets and liabilities transferred to each entity.

2.7                               [Reserved]

2.8                               [Reserved]

2.9                               Allocation of Purchase Price; Taxes

(a)                                  The Purchase Price will be allocated in accordance with Schedule 2.9.

(b)                                 Seller Parent, Seller and Purchaser, in filing their respective income tax returns, will use the allocations of the Purchase Price as set forth in Schedule 2.9.  In the event that after exercising commercially reasonable best efforts to prepare Schedule 2.9, Seller and Purchaser are unable to finalize the allocation referred to above by the date of execution of this Agreement, such Schedule 2.9 may be developed and mutually agreed to before or following the Closing Date.

(c)                                  Purchaser and Seller shall file all applicable transfer tax forms and declarations in connection with the transactions contemplated hereby.  All Taxes applicable to the Assets for periods beginning before and ending after the Closing Date, and any other charges which are appropriate subjects for proration, shall be prorated on a daily basis as of 12:01 a.m. on the Closing Date between Seller and Purchaser; provided, however, that all 2006 property, ad valorem or similar Taxes shall be allocated to Seller for the period (or partial periods) ending on the Closing Date based on a daily proration of the most recent (as of the Closing Date) ascertainable property, ad valorem or similar Taxes to be prorated.  Any amount of 2006 property, ad valorem or similar Taxes not allocated to Seller shall be allocated to Purchaser.  Any refund of 2006 property, ad valorem or similar Taxes (net of costs incurred to recover same) shall be prorated between Seller and Purchaser in the same proportion.

2.10                        Election

Seller and Purchaser will on or before the Closing Date jointly execute an election, in the prescribed form and containing the prescribed information, to have subsection 167(1.1) of the Excise Tax Act (Canada) apply to the sale and purchase of the Assets hereunder so that no Tax is payable in respect of such sale and purchase under Part IX of the Excise Tax Act (Canada).  Purchaser will file such election with the Minister of National Revenue within the time prescribed by the Excise Tax Act (Canada).  Additionally, Purchaser and Seller consider that there is no value to the tangible personal property included in the Assets and, accordingly, no retail sales Tax (“Retail Sales Tax”) will be payable by Purchaser on the Closing Date.  In the event of any reassessment by the Ministry of Finance (Ontario) that results in any Retail Sales Tax becoming exigible or otherwise due and payable, the amount of such Retail Sales Tax shall be payable by Purchaser and Purchaser shall indemnify, defend and hold Seller and its Affiliates harmless in any claim or proceeding by the Ministry of Finance (Ontario) and as to any Tax, cost, expense, interest or penalty that may be required to be paid with respect to the Retail Sales Tax.  The parties agree that the Purchaser shall pay any land transfer Tax or fee exigible in respect of the transactions conducted at the Closing and the Purchaser agrees to indemnify and save harmless the Seller from any costs or damages incurred by the Seller relating to any claims, proceedings or actions made against Seller or any of its Affiliates in respect of land transfer Taxes or fees.

2.11                        Instruments of Conveyance and Assumption

(a)                                  In order to effectuate the sale, assignment, transfer and conveyance of the Assets, the Seller shall, or shall cause its Affiliates to, execute and deliver to Purchaser at the Time of Closing:

(i)                                     one or more instruments of conveyance conveying the right, title and interest of Seller in and to the Real Property, such instruments to be in registrable form reasonably acceptable to Purchaser’s solicitors; if requested by Purchaser, Seller agrees that the instruments to be delivered on the Closing Date shall contain signed statements contemplated under Section 50(22) of the Planning Act;

(ii)                                  transfers and assignments to Purchaser of the transferable Permits, including  land use permits or licenses of occupation which may be incapable of transfer or assignment, Seller shall surrender the same to the Crown (in order to permit Purchaser’s application for similar entitlements) and provide proof of said surrender to Purchaser;

(iii)                               one or more bills of sale, in the form attached hereto as Schedule 2.11(a)(iii); and

(iv)                              such other instruments of conveyance and other documents as Purchaser shall reasonably deem necessary or appropriate to vest in, or confirm to, Purchaser title to all of the Assets as contemplated by this Agreement, in a form reasonably acceptable to Seller and Purchaser (collectively with clauses (i) - (iii) above, the “Deeds and Assignments”).

(b)                                 In order to effectuate the assumption of the Assumed Liabilities, Purchaser shall execute and deliver to Seller at the Time of Closing:

(i)                                     one or more instruments of assumption, in the form attached hereto as Schedule 2.11(b)(i), and

(ii)                                  such other documents, in a form reasonably acceptable to Seller and Purchaser, as Seller shall reasonably deem necessary or appropriate to confirm Purchaser’s assumption of the Assumed Liabilities (collectively, with clause (i) above, the “Instruments of Assumption”).

ARTICLE 3- REPRESENTATIONS AND WARRANTIES

3.1                               Seller’s and Seller Parent Representations and Warranties

Seller and, as applicable, Seller Parent each represent and warrant to Purchaser as indicated below that:

(a)                                  Due Incorporation and Authority

(i)                                     Seller is an unlimited liability company duly organized, validly existing and in good standing under the laws of the Province of Nova Scotia and has all requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as presently conducted.

(ii)                                  Seller Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its assets, properties and business and to carry on its business as presently conducted.

(b)                                 Authority to Execute and Perform Agreement

Seller and Seller Parent have all requisite corporate power and authority to enter into, execute and deliver this Agreement and to perform fully their respective obligations hereunder.  This Agreement has been, and each of the Ancillary Agreements and the Deeds and Assignments to be delivered by Seller or its Affiliates at the Closing will be, duly authorized, executed and delivered by each such party, and (assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by Purchaser and its Affiliates  and the validity and binding effect hereof and thereof on Purchaser and its Affiliates) each is, or upon execution by Seller or its Affiliates will be, a valid and binding obligation of Seller or its Affiliates, as applicable, enforceable against such entities in accordance with its terms.

(c)                                  No Material Adverse Change

Except as set forth on Schedule 3.1(c), since March 31, 2006 the Woodlands Business has been carried on in its usual and ordinary course, there has been no material adverse change in the condition of the Assets or the Woodlands Business (other than due to the ongoing closure of the Terrace Bay Pulp Mill and the Longlac Woodlands Operation caused by a strike of Seller’s unionized woodlands employees, external national or international occurrences or political, regulatory, economic or social developments, events or changes) and Seller has no knowledge of any such change which is threatened; nor to the knowledge of the Seller has there been any material damage, destruction or loss to any of the Assets since such date.

(d)                                 Compliance with Laws; Permits

(i)                                     Except as set forth on Schedule 3.1(d), to Seller’s knowledge, there are no current material violations of any Applicable Law (other than Environmental Laws) and there have been no material violations of any Applicable Law since November 30, 2004, including Safety Laws, which could reasonably be expected to have a material adverse effect on the Assets or the Woodlands Business.

(ii)                                  Except as set forth on Schedule 3.1(d),

(A)                              all Permits material to the Woodlands Business are in full force and effect,

(B)                                there are no proceedings pending or, to Seller’s knowledge, threatened, or, to Seller’s knowledge, other circumstances outside the ordinary course of business, which could reasonably be expected to result in the revocation, cancellation, limitation, amendment or suspension of Permits material to the Woodlands Business, and

(C)                                Seller holds all Permits material to the Woodlands Business and is not in material breach or default under any Permit material to the Woodlands Business and the Woodlands Business can operate in compliance, in all material respects, with the requirements of each such Permit.

(e)                                  No Breach

Subject to obtaining any required consents related to any Real Property Lease, Assumed Contract, Permit or Collective Agreement and other consents or approvals related to the Woodlands Business, the execution, delivery and performance by Seller of this Agreement, the Ancillary Agreements and the Deeds and Assignments, and the consummation by Seller of the transactions contemplated hereby and thereby, will not:

(i)                                     violate or result in the breach of any provision of the organizational documents or by-laws of Seller,

(ii)                                  violate, result in the breach of, or default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Real Property Lease, Assumed Contract, Permit or Collective Agreement to which Seller is a party or by which Seller or any of the Assets may be bound (except for any such violation, breach or default which would not have a material adverse effect on the Woodlands Business or the Assets),

(iii)                               result in the creation or imposition of any lien or other encumbrance upon the Assets (other than any liens or encumbrances created by Purchaser), or

(iv)                              to Seller’s knowledge, violate any Applicable Law applicable to Seller or the Assets.

(f)                                    Actions and Proceedings

Except as set forth on Schedule 3.1(f),

(i)                                     there are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or Governmental Authority against Seller, and

(ii)                                  there are no actions, litigation or suits or legal, administrative or arbitral proceedings pending or, to the knowledge of Seller, threatened against Seller;

which could reasonably be expected to have a material adverse effect on the Woodlands Business or the Assets.

(g)                                 Consents and Approvals

Except for any Real Property Lease, Assumed Contract, Permit or Collective Agreement and other consents or approvals related to the Woodlands Business and the matters referred to in Sections 4.16(a) and 6.1(a)(v), the execution and delivery by Seller and Seller Parent of this Agreement and the execution and delivery by Seller or its Affiliates of the Ancillary Agreements and the Deeds and Assignments and the performance by Seller or its Affiliates of their respective obligations hereunder and thereunder, do not require Seller or its Affiliates to obtain any consent, approval or action of, or make any filing with (except where the failure to obtain such consent, approval or action, or make such filing would not prevent Seller or its Affiliates from performing their respective obligations hereunder and thereunder in all material respects and would not materially and adversely affect the Woodlands Business or the Assets), any Governmental Authority or any other Person.

(h)                                 Owned Real Property

(i)                                     Owned Real Property

Schedule 3.1(h) contains a legal description of all of the real property used in connection with the Woodlands Business and owned by Seller in the Province of Ontario (the “Owned Real Property”).

(ii)                                  Title to the Owned Real Property

(A)                              Except as set forth in Schedule 3.1(h)(ii), Seller will have legal title in fee simple to all Owned Real Property on the Closing Date, in each case free and clear of any lien or other encumbrance other than the Permitted Encumbrances;

(B)                                Except as listed on Schedule 3.1(h)(ii), to Seller’s knowledge, there is no (x) pending or threatened litigation or administrative action relating to the Owned Real Property that is likely to have a material adverse effect on the Owned Real Property, or (y) other matter that is likely to have a material adverse effect on the intended uses, occupancy or value of the Owned Real Property (other than any environmental conditions which constitute Environmental Liabilities).

(C)                                Other than the Landlord Real Property Leases, there are no leases, subleases, licenses or agreements, oral or written, granted by Seller or, to Seller’s knowledge, any other Person, granting to any Person other than Seller any right of use, occupancy, enjoyment or possession of any portion of the Owned Real Property.

(D)                               Except as set forth in Schedule 3.1(h)(ii), there are no material taxes or local improvement charges other than real estate taxes not yet due and payable against the Owned Real Property and, to Seller’s knowledge, there are no contingencies existing under which any material assessment for real estate taxes may be retroactively filed against the Owned Real Property.

(E)                                 This Agreement shall be effective to create an interest in the Real Property only if Seller complies with the subdivision control provisions of the Planning Act by the Closing Date and Seller agrees to proceed diligently at its expense to obtain any necessary consent before the Closing Date.

(i)                                     Leased Real Property

(i)                                     Tenant Real Property Leases

Schedule 3.1(i)(i) sets forth a true and complete list of all leases, subleases, licenses and other similar real estate agreements under which Seller uses or occupies or has the right to use or occupy, now or in the future, any real property in Ontario in connection with the Woodlands Business and all amendments and modifications thereto (the “Tenant Real Property Leases”).

(ii)                                  Landlord Real Property Leases

Schedule 3.1(i)(ii) sets forth a true and complete list of all leases, subleases, licenses and other similar agreements under which Seller has granted rights of possession, use, occupancy or enjoyment of any Owned Real Property or Leased Real Property to third parties in Ontario in connection with the Woodlands Business and all amendments and modifications thereto (the “Landlord Real Property Leases”).

(iii)                               Compliance with Real Property Leases

Except as set forth in Schedule 3.1(i)(iii), Seller is not in default in any material respect under the Real Property Leases and no written claim of any default thereunder has been received by Seller which has not been cured and all rent and other sums and charges currently due from Seller under each of the Tenant Real Property Leases have been paid.  Except as set forth in Schedule 3.1(i)(iii) the Real Property Leases have not been amended and are in full force and effect.

(j)                                     Real Property Expropriation

Except as set forth on Schedule 3.1(j), Seller has not received written notice of any pending, threatened or contemplated expropriation proceeding with respect to the Owned Real Property or any part thereof.

(k)                                  Title to Tangible Assets

Except as set forth on Schedule 3.1(k), Seller will have on the Closing Date title to all of the owned tangible Assets (other than the Real Property, title to which is described in Section 3.1(h)), free and clear of any lien or other encumbrance.  Seller shall provide a clearance certificate pursuant to the provisions of Section 6(2) of the Retail Sales Tax Act on the Closing Date.

(l)                                     Employees

The Woodlands Collective Agreement with the United Steel Workers Union (USW) Local 1-2693 expired on August 31, 2005.  Following an impasse in negotiations, on December 4, 2005, Seller unilaterally imposed new terms and conditions of employment.  Thereafter, on January 30, 2006, the Union went on strike and the strike continues.

(m)                               Benefit Plans

(i)                                     Schedule 3.1(m) contains a list of each Benefit Plan;

(ii)                                  Seller has made available to Purchaser true, complete and up-to-date copies of each Benefit Plan, including any amendments thereto together with, as applicable, all summary descriptions of the Benefit Plans provided to present participants therein; and

(iii)                               except as disclosed on Schedule 3.1(m), all of the Benefit Plans are duly registered where required by Applicable Law (including registration with the relevant tax authorities where such registration is required to qualify for tax exemption or other beneficial tax status) and are in compliance in all material respects with all Applicable Law.

(n)                                 Additional Compensation

Schedule 3.1(n) contains a list of every Employee who receives any form of compensation or benefits from Seller in addition to that set out in the Collective Agreement, wages, salary , benefits other than the Pension Plan and coverage for weekly indemnity, short term or long term disability, life, health, travel and dental.  Schedule 3.1(n) also sets out every such additional form of compensation received by each such Employee.

(o)                                 WSIB

Seller’s WSIB Accounts, all of which are listed in Schedule 3.1(o), are in good standing.

(p)                                 Taxes

(i)                                     Purchaser is acquiring the ownership, possession or use under this Agreement of all or substantially all of the property that can reasonably be regarded as being necessary for Purchaser to be capable of carrying on the Woodlands Business as a business within the meaning of Section 167 of the Excise Tax Act (Canada); and

(ii)                                  Seller is registered under Part IX of the Excise Tax Act (Canada) with the following registration numbers:

(A)                              GST Number – 85661 2568 RT0001

(q)                                 Condition of Assets

The Assets of the Woodlands Business are being sold “as is and where is” with no representation or warranty (written or verbal) of any kind, except as otherwise expressly stated in this Agreement, with respect to their condition or use.

(r)                                    Operations

Except as disclosed on Schedule 3.1(r), or expressly authorized by this Agreement, since March 31, 2006, Seller has not taken any of the following actions with respect to the Woodlands Business:

(i)                                     changed or agreed to change in any material respect the character of the operations of the Woodlands Business;

(ii)                                  other than in the ordinary course of business,

(A)                              sold, abandoned or made any other disposition of any assets which are material to the operations of the Woodlands Business; or

(B)                                granted or suffered any material lien or other encumbrance on any of the Assets; or

(iii)                               except in the ordinary course of business, incurred or assumed any material debt, obligation or liability (whether absolute or contingent and whether or not currently due and payable).

(s)                                  Contracts

(i)                                     Except for the Real Property Leases, the Assumed Contracts,  the specially non-assumed contracts listed on Schedule 3.1(s)(i), the Collective Agreement (which has expired) and any other non-assumed contracts (the

“Non-Assumed Contracts”), to Seller’s knowledge, there are no contracts to which Seller is a party with respect to the Woodlands Business

(A)                              for the sale, transfer or lease of any of the Woodlands Business’ assets other than in the ordinary course of business;

(B)                                for the purchase of any property or service or the completion of any project for a purchase price or cost in excess of $500,000.00 (except in the ordinary course of business), or

(C)                                involving the employment of any individual.

(ii)                                  To Seller’s knowledge, except as set forth on Schedule 3.1(s)(ii),

(A)                              each of the Real Property Leases and Assumed Contracts is in full force and effect and is binding upon Seller with respect to the Woodlands Business in accordance with its terms,

(B)                                neither Seller nor the other contracting parties are in breach or default (whether with notice or lapse of time or both) under any such lease, contract, agreement or tenure which breach or default has had or could reasonably be expected to have a material adverse effect on the Woodlands Business, and

(C)                                no such contract has been amended or modified (other than amendments or modifications to Assumed Contracts in the ordinary course of business or as previously disclosed to Purchaser).

(t)                                    Disclaimer of Warranties

Except for the specific representations, warranties and covenants set forth in this Agreement, the Assets will be transferred at the Time of Closing “as is and where is,” and all other representations and warranties (written or verbal), including any warranty of title, merchantability or fitness for a particular purpose, are hereby expressly disclaimed.

(u)                                 Intellectual Property

Other than as expressly excluded from the definition of “Intellectual Property”, the Seller or its Affiliates have all rights to use and to licence to the Purchaser all Intellectual Property used in the Woodlands Business.

(v)                                 [Reserved]

3.2                               Survival of Seller’s Representations, Warranties and Covenants

(a)                                  The representations and warranties of Seller set forth in Section 3.1 will survive the completion of the sale and purchase of the Assets herein provided for a period of one year from the Closing Date.

(b)                                 The covenants of Seller set forth in this Agreement will survive the completion of the sale and purchase of the Assets herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of Purchaser in accordance with the terms thereof.

3.3                               Purchaser’s and Purchaser Indemnitors’ Representations and Warranties

Purchaser and Purchaser Indemnitors (as may be appropriate in the circumstances), jointly and severally, represent and warrant to Seller as follows:

(a)                                  Due Incorporation and Authority

Purchaser and Purchaser Indemnitors are corporations duly incorporated, validly existing and in good standing under the laws of the Province of Ontario and have all requisite corporate power and authority to own, lease and operate their assets, properties and business and to carry on their business as presently conducted.

(b)                                 Authority to Execute and Perform Agreement

Purchaser and Purchaser Indemnitors have all requisite corporate power and authority to enter into, execute and deliver this Agreement and to perform fully their obligations hereunder.  This Agreement has been, and the Ancillary Agreements and the Instruments of Assumption to be delivered by Purchaser and Purchaser Indemnitors at the Closing will be, duly authorized, executed and delivered by Purchaser and Purchaser Indemnitors and (assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by Seller or its Affiliates and the validity and binding effect hereof and thereof on Seller and its Affiliates) each is, or upon execution by Purchaser and Purchaser Indemnitors will be, the valid and binding obligations of Purchaser and Purchaser Indemnitors enforceable against Purchaser and Purchaser Indemnitors in accordance with its terms.

(c)                                  No Breach

The execution, delivery and performance by Purchaser and Purchaser Indemnitors of this Agreement, the Ancillary Agreements and the Instruments of Assumption, and the consummation by Purchaser and Purchaser Indemnitors of the transactions contemplated hereby and thereby, will not

(i)                                     violate or result in the breach of any provision of the organizational documents or by-laws or similar documents of Purchaser and Purchaser Indemnitors,

(ii)                                  violate, result in the breach of, or default (or an event which, with notice or lapse of time or both, would constitute a default) under, any material contract to which any of Purchaser or Purchaser Indemnitors is a party or to which any of Purchaser and Purchaser Indemnitors or any of their assets or properties may be bound,

(iii)                               result in the creation or imposition of any lien or other encumbrance upon the assets or the properties of Purchaser and Purchaser Indemnitors (other than any lien or other encumbrance incurred to obtain financing for the transaction contemplated herein), or

(iv)                              to Purchaser’s and Purchaser Indemnitors’ knowledge, violate any statute, law or regulation of any jurisdiction, which violation, individually or in the aggregate, could have a material adverse effect on the condition of Purchaser and Purchaser Indemnitors, Purchaser’s and Purchaser Indemnitors’ ability to consummate the transactions contemplated herein, or the performance of its obligations hereunder.

(d)                                 Consents and Approvals

Except for the matters referred to in Sections 4.16(a) and 6.1(a)(v), the execution and delivery by Purchaser and Purchaser Indemnitors of this Agreement, the Ancillary Agreements and the Instruments of Assumption and the performance by Purchaser and Purchaser Indemnitors of their obligations hereunder and thereunder do not require Purchaser or Purchaser Indemnitors to obtain any consents, approvals, authorizations, licenses, permits or other actions of, or make any filings with, any Governmental Authority or any other Person.   Purchaser and Purchaser Indemnitors are not incorporated in the United States, are not organized under the laws of the United States, and do not have principal offices within the United States.

(e)                                  Actions and Proceedings

There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or Governmental Authority against Purchaser or Purchaser Indemnitors, and there are no actions, litigation or suits or legal, administrative or arbitral proceedings of any type whatsoever pending, or to the knowledge of Purchaser and Purchaser Indemnitors, threatened, against Purchaser and Purchaser Indemnitors which individually or in the aggregate could reasonably be expected to adversely affect Purchaser’s and Purchaser Indemnitors’ ability to consummate the transactions contemplated herein or the performance of their obligations hereunder.

(f)                                    Excise Tax Act

Purchaser is registered under Part IX of the Excise Tax Act (Canada) with the following registration number: GST Number – 85661 2568 RT0001.

3.4                               Survival of Purchaser’s and Purchaser Indemnitors’ Representations, Warranties and Covenants

(a)                                  The representations and warranties of Purchaser and Purchaser Indemnitors set forth in Section 3.3 will survive the completion of the sale and purchase of the Assets herein provided for a period of one year from the Closing Date.

(b)                                 The covenants of Purchaser set forth in this Agreement will survive the completion of the sale and purchase of the Assets herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of Seller in accordance with the terms thereof.

ARTICLE 4- COVENANTS

The parties hereto covenant and agree as follows:

4.1                               Due Diligence

Until July 31, 2006, Seller shall provide Purchaser, and Purchaser’s counsel, accountants and other representatives, during normal business hours, and subject to the supervision of Seller, reasonable access to all of the properties, personnel, books, contracts, records and files of or relating to the operations of the Woodlands Business so that Purchaser may

(a)                                  update the various factual matters relating to the Woodlands Business and the Assets heretofore received from or made available by Seller (it being understood, however, that no further on-site physical audits, inspections, surveys or tests shall be conducted), and

(b)                                 prepare for the Closing and the transition of the Woodlands Business. Seller shall also make available to Purchaser for review the personnel records of the Employees for the sole purpose of facilitating the completion of the sale and purchase of the Assets herein provided, but Purchaser shall indemnify Seller for any damages incurred by Seller resulting from any claims, actions, suits or proceedings arising out of or resulting from Purchaser’s access to such personnel records.  Seller shall also furnish to Purchaser and such representatives, subject to the supervision of Seller, all such additional documents and financial and other information necessary to the operations of the Woodlands Business as Purchaser may from time to time reasonably request and is reasonably available to Seller.

4.2                               Governmental Filings

As soon as practicable after the execution of this Agreement, Seller and Purchaser shall cooperate with each other and with their respective Affiliates and shall make any and all filings and submissions to any Governmental Authority which are required to be made in connection with the transactions contemplated hereby, including, without limitation, all notices, filings and submissions required for the transfer of or application for all necessary Permits.  Notwithstanding the foregoing,

Purchaser shall be responsible for making all filings necessary to transfer and obtain all Permits necessary for the operation of the Woodlands Business on and after the Closing Date.  Seller shall furnish to Purchaser and its Affiliates and Purchaser shall furnish to Seller and its Affiliates such information and assistance as the other parties may reasonably request in connection with the preparation of any such notices, filings or submissions.  Each party hereto agrees to give the other parties hereto prompt written notice of any notification that it receives from any Governmental Authority in connection with the transaction contemplated hereby.

4.3                               Expenses

The parties to this Agreement shall bear their own respective expenses incurred in connection with the preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.  Purchaser shall bear the costs and expenses associated with (a) obtaining any surveys not already in the possession of Seller and any title insurance policies and endorsements, (b) any sales or use taxes, federal taxes and any other taxes or duties payable by either party as a result of the transactions contemplated hereby (excluding any gains taxes), (c) any recording costs or transfer taxes (including, without limitation, real property transfer or documentary stamp taxes) resulting or arising from the transactions contemplated herein, and (d) any fees required in connection with filings with Governmental Authorities, except for the filing fees required to be paid under the Competition Act which shall be shared equally by the Purchaser and Seller.

4.4                               Indemnification for Brokerage Commissions

(a)                                  Seller represents and warrants to Purchaser that there are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection herewith on account of Seller’s actions or the actions of any of its Affiliates.  Seller agrees to indemnify and save Purchaser harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of Seller or any of its Affiliates, and to bear the cost of any legal expenses incurred by Purchaser in defending against any such claim.

(b)                                 Purchaser and the Purchaser Indemnitors represent and warrant to Seller there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith on account of Purchaser’s actions or the actions of its Affiliates.  Purchaser and the Purchaser Indemnitors agree to indemnify and save Seller and its Affiliates harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of Purchaser or any of its Affiliates and to bear the cost of any legal expenses incurred by Seller or any of its Affiliates in defending against any such claim.

4.5                               Litigation

Until the Time of Closing, each of Purchaser, Purchaser Indemnitors and Seller will promptly notify each other of any lawsuits, proceedings or investigations, which are threatened or commenced or, to the knowledge of a party, threatened against Purchaser, Purchaser Indemnitors or Seller, respectively, which may relate to, or affect, the Woodlands Business, this Agreement or the transactions contemplated hereby.

4.6                               Access to Records

After the Closing Date, Purchaser and Seller shall afford to each other and their respective representatives the opportunity, upon reasonable request, to examine and make copies of the books and records of the Woodlands Business sold to Purchaser or of the books and records of the Woodlands Business retained by Seller, as the case may be, relating to periods prior to the Time of Closing and to consult with their respective officers, employees, accountants and other representatives, in connection with any bona fide business purpose, including, without limitation, the preparation of tax and financial reports and the conducting of any audits or disputes with respect thereto, the administration of Seller’s Benefit Plans, the review of any materials, books, records or circumstances relating to either party’s ongoing obligations under this Agreement, the Ancillary Agreements, the Deeds and Assignments or the Instruments of Assumption or for any other reasonable business purpose.  Purchaser and Seller shall each maintain all such books and records and shall not destroy or dispose of any such books and records without the prior written consent of the other for a period of six years following the Closing Date.  Notwithstanding the foregoing, Purchaser or Seller may at any time notify the others that they desire to dispose of identified books and records, in which event the party receiving such notice may, at its own cost and expense, take delivery of some or all of such books and records, failing which the party giving such notice may dispose of such books and records without further liability to the other parties.

4.7                               Affiliation with Seller

Purchaser and its Affiliates shall not represent to any third party that Purchaser, its Affiliates or the Woodlands Business are in any way affiliated or associated with, or owned or operated by, Seller or its Affiliates except to the extent required by any of the Ancillary Agreements.

4.8                               Bulk Sales

Purchaser waives compliance by the Seller of its obligations under the provisions of the Bulk Sales Act (Ontario) insofar as they may be applicable to the transactions contemplated by this Agreement.

4.9                               Further Assurances

Seller and Purchaser will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

4.10                        Mail Received After Closing

On or after the Closing Date, Purchaser may receive and open all mail addressed to Seller or the Woodlands Business and deal with the contents thereof in its discretion to the extent that such mail and the contents thereof relate to the Woodlands Business, the Assets or any of the Assumed Liabilities.  Purchaser agrees to deliver or to cause to be delivered promptly to Seller all other mail (including, but not limited to, any mail that relates to Retained Assets or Retained Liabilities) received which is addressed to Seller or the Woodlands Business.  In the event that Seller receives mail on or after the Closing Date addressed to Seller or the Woodlands Business that relates solely to the operations of the Woodlands Business, Seller shall deliver or cause to be delivered promptly to Purchaser such mail.

4.11                        Notice of Events

Each of the parties shall promptly notify the other party of any event, occurrence, condition or circumstance of which it becomes aware from the date hereof through the Closing Date that would constitute a violation or breach of any representation, warranty, covenant or agreement of such party in this Agreement.

4.12                        Ancillary Agreements

At the Closing, Seller, or its Affiliates, and Purchaser shall execute and deliver the following agreements (the “Ancillary Agreements”):

(a)                                  a Transition Services Agreement (“Transition Services Agreement”) substantially in the form attached hereto as Schedule 4.12(a); and

(b)                                 the Terrace Bay Asset Purchase Agreement substantially in the form attached hereto as Schedule 4.12(b).

4.13                        Conduct of Woodlands Business

From the date hereof through the Closing Date, and except as set forth in Schedule 4.13 or as otherwise contemplated by this Agreement, Seller shall (a) conduct the operations of the Woodlands Business in the ordinary course of business in substantially the same manner as such operations have been conducted since the close of business on May 2, 2006, and use all commercially reasonable efforts to preserve intact such operations, including the Assets hereunder and all associated goodwill, (b) comply, in all material respects, with all Applicable Law applicable to the operations of the Woodlands Business and the Assets and (c) pay, perform and discharge, when due, in the ordinary course of business, all obligations of Seller with respect to the Woodlands Business.  Seller and Purchaser expressly agree that any action taken by Seller or any of its Affiliates in response to the ongoing closure of the Terrace Bay Pulp Mill and Longlac Woodlands Operation caused by the strike of Seller’s unionized woodlands employees shall be excluded from the covenant of Seller contained in this section of the Agreement.

4.14                        Removal of Retained Assets

On or prior to the Closing Date, Seller shall provide Purchaser with a listing of any Retained Assets which Seller wishes to remain on the premises of the Longlac Woodlands Operation, the Real Property or any off-site warehouse or storage facility managed by the Woodlands Business for a period of time after the Closing Date.  Pending their removal by Seller, Purchaser hereby agrees to exercise such reasonable care in the possession and preservation of such Retained Assets as it exercises with respect to its own assets.  Seller hereby agree to remove such Retained Assets, at its own expense, no later than ninety (90) days after the Closing Date.  Purchaser shall provide Seller’s officers, employees and other representatives with reasonable access to the properties where such Retained Assets are located, during normal business hours, and shall cooperate in all reasonable respects with Seller in connection with such efforts.

4.15                        Delivery of Books and Records

Notwithstanding any provision of this Agreement to the contrary, Purchaser and Seller acknowledge and agree that any books and records constituting Assets which are not physically located at the Longlac Woodlands Operation and the Real Property shall be delivered by Seller to Purchaser on the Closing Date or as soon as practicable thereafter, but in no event later than thirty (30) days thereafter.

4.16                        Additional Purchaser Covenants

(a)                                  Hart-Scott-Rodino Act

It has been determined, and agreed by the parties, that no application pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (United States) (“HSR Act”) is required.

(b)                                 Trademarks

Immediately after the Closing Date, Purchaser will remove the name “Neenah Paper Company of Canada”, “NPCC”, “Neenah Paper”,  “NP”, “NPI” or any variations thereof from any of the Assets that are displayed, presented or sold to the public (excluding Seller or its Affiliates) other than Inventory on the Closing Date.

(c)                                  Consents

Subject to Section 2.5, prior to the Closing Date, Purchaser will use all commercially reasonable efforts to:

(i)                                     obtain the Purchaser Required Consents.

(d)                                 [Reserved]

4.17                        Additional Seller’s Covenants

Subject to Section 2.5, prior to the Closing Date, Seller will use all commercially reasonable efforts to:

(i)                                     assist Purchaser in its efforts to obtain the Purchaser Required Consents.

4.18                        Confidentiality

If this Agreement is terminated, Purchaser and its affiliates, representatives and agents shall continue to be bound by and subject to the terms and conditions of the Confidentiality Agreement.

ARTICLE 5- EMPLOYMENT AND PENSION ARRANGEMENTS

5.1                               Employees– Liabilities of Seller Assumed by the Purchaser

The Purchaser shall, effective as of the Time of Closing:

(a)                                  recognize the United Steelworkers Union, Local 1-2693 as the bargaining agent for the Employees in the bargaining unit set out in the expired Collective Agreement;

(b)                                 defend all grievances, arbitrations, Ontario Labour Relations Board Hearings and other proceedings commenced against Seller by Employees or the United Steelworkers Union, Local 1-2693 as agent for Seller regardless of the time period the claim arose (either before, on or after the Time of Closing), provided the Seller cooperates in the defence of such proceedings, and indemnify and save fully harmless Seller as provided in Article 8 with respect to these assumed liabilities;

(c)                                  other than with respect to Employees listed in Schedule 5.1(c) for whom Purchaser assumes no obligations or liabilities (as to which Seller here agrees to indemnify and save fully harmless as provided in Article 8), assume Seller’s termination and/or severance obligations, if any, arising from termination of employment, actual or constructive, of employees of the Woodlands Business terminated on or after May 2, 2006, including those caused by this Agreement or the transaction contemplated herein, including termination pay, severance pay, obligations or liabilities arising as a result of such employees’ entitlement on termination, if any, to payments in lieu of pension benefits or entitlement that would have been earned during any period of statutory or common law notice and any other payments, damages or claims but specifically excluding any claims, liabilities or obligations relating to the Pension Plan which are retained or assumed by Seller as set out in Section 5.2(b);

(d)                                 with respect to any Inactive Employees employed by the Purchaser, make available the same insured benefit coverage for the same period of time that will be available to the Purchaser’s employees generally who are off work or on leave due to disability, provided, however that life insurance, unless already available because premium waiver pursuant to the relevant insurance policy, shall in any event only be available to Inactive Employees during the first year of disability following the Closing;

(e)                                  assume, with respect to Employees, all liabilities and obligations arising before, on or after the Time of Closing not retained or assumed by Seller in Section 5.2 or elsewhere in this Agreement;

(f)                                    assume liabilities and obligations for the payment of vacation pay and banked vacation entitlement of Employees, regardless of whether such liabilities arose before, on or after the Time of Closing;

(g)                                 assume no liabilities or obligations with respect to Retired Employees;

(h)                                 assume liabilities or obligations, if any, with respect to OPEBs claimed by Employees (but assume no liabilities or obligations with respect to OPEBs claimed by Retired Employees or Former Employees which liabilities and obligations are retained by Seller); and

(i)                                     be responsible for and pay all wages and liability relating to the Employees’ terms and conditions of employment in respect of the period after the end of the last shift commencing on the day preceding the Closing Date and the Purchaser agrees to indemnify and save fully harmless Seller as provided in Article 8 with respect to these assumed liabilities.

5.2          Employees – Liabilities Retained by Seller

The Seller retains and assumes the following (as to which Seller agrees to indemnify and save fully harmless Purchaser as provided in Article 8):

(a)                                    all obligations and liabilities relating to Benefit Plans;

(b)                                   all obligations and liabilities relating to the Pension Plans, including without limitation those:

(i)                                       relating to or resulting from any full or partial wind up of the Pension Plans, or any of them, initiated by Seller or required by the Ontario Superintendent of Financial Institutions, Financial Services Commission of Ontario, as a result of implementation of this Agreement, including:

A.                             claims and demands made or brought by or in respect of participants, former participants, beneficiaries or Employees or Former Employees as a result of any wind up, total or partial; and

B.                                                          any funding deficiency in Seller’s Pension Plans, whether such deficiency has arisen prior to, arises on or arises after the Time of Closing;

(ii)                                  that, with respect to all Employees other than Inactive Employees, were vested or accrued up to the Time of Closing, all of which remain the responsibility of Seller and which Seller is responsible for and will pay;

(iii)                               that, with respect to Inactive Employees, were vested or accrued or to which there is otherwise entitlement, if any, before, at or after the Time of Closing,

all of which remain the responsibility of Seller and which Seller is responsible for and will pay; and

(iv)                                all obligations or liabilities relating to or resulting from changes made by Seller to the Pension Plans at any time prior to or after the Time of Closing;

provided, however, that, with respect to this Section 5.2, Seller neither retains nor assumes any obligations or liabilities arising as a result of Employees’ entitlement, if any, on termination of employment, to payments in lieu of pension benefits or entitlement that would have been earned during any period of statutory or common law notice, the length of said notice period for Inactive Employees being calculated without regard to the status of the Employee as an Inactive Employee at the Time of Closing.

(c)                                    all obligations and liabilities relating to OPEBs claimed by Retired Employees and Former Employees (but no liabilities or obligations, if any, with respect to OPEBs claimed by Employees who retire after the Time of Closing, which liability shall be assumed by Purchaser);

(d)                                   with respect to Inactive Employees:

(i)                                       all obligations and liabilities relating to the Pension Plans retained or assumed by Seller in Section 5.2(b);

(ii)                                    all obligations and liabilities relating to the provision of wage replacement benefits including weekly indemnity benefits, short term disability benefits and long term disability benefits before, on or after Closing including the provision of long term disability benefits to Employees who were receiving weekly indemnity benefits or short term disability benefits immediately preceding the Time of Closing who become eligible after the Time of Closing for long term disability wage replacement benefits;

(iii)                                 all obligations and liabilities, if any, relating to the provision of benefits  to Inactive Employees before, on or after Closing other than with respect to those benefits the Purchaser has assumed the obligation to provide  in Section 5.1(d), (as to which Purchaser here agrees to indemnify and save fully harmless Seller as provided in Article 8).

(e)                                    all obligations and liabilities with respect to WSIB entitlements and claims made by any Employee relating to any injury or disability occurring prior to the Time of Closing;

(f)                                      all obligations and liabilities with respect to WSIB premiums, surcharges or any other amounts owing or assessed under the WSIB legislation in respect of Seller’s operations, its employees and the employees of contractors for whom Seller has been or may be assessed for any period prior to the Time of Closing;

(g)                                   responsibility for and will pay and indemnify and save fully harmless the Purchaser as provided in Article 8, against any claims, if any, arising from breaches of the Employment Standards Act relating solely to excess hours, overtime and averaging hours matters prior to the Time of Closing; and

(h)                                   responsibility for and will pay and or provide to Employees all wages and liability relating to Employees’ terms and conditions of employment to the end of the last shift commencing on the day preceding the Closing Date and Seller agrees to indemnify and save fully harmless the Purchaser as provided in Article 8 with respect to these assumed liabilities.

5.3          Pension and Benefit Plans

(a)                                  As of the Time of Closing the Employees shall cease participating in and accruing benefits under the Benefit Plans.

(b)                                 In conjunction with and as part of the transaction contemplated by this Agreement, the Seller will, effective on or before the Time of Closing, commence the termination and wind up the Pension Plan for all Pension Plan participants in accordance with Applicable Law and will, following the Closing, complete the termination and wind up of the Pension Plan for all Pension Plan participants in accordance with Applicable Law.

(c)                                  The Seller shall, effective on or before the Time of Closing, have taken all necessary corporate actions to commence the declaration of the termination and wind up of the Pension Plan and to issue appropriate notice of the commencement of such termination process to Pension Plan participants and will, following the Closing, complete the termination and wind up of the Pension Plan, including proper notices, for all Pension Plan participants in accordance with Applicable Law.

(d)                                 The Seller shall provide to Purchaser and Purchaser shall provide to Seller, such information in respect of Employees and Former Employees as is reasonably required by Seller or its agent to properly administer or wind up the Benefit Plans, Pension Plans or OPEBs or as is reasonably required by the Purchaser or its agent in connection with Seller’s obligations assumed or the benefit or pension plans provided after the Time of Closing, that is in the possession or control of Seller or Purchaser, as the case may be.

ARTICLE 6- CONDITIONS

6.1                               Conditions for the Benefit of Purchaser

(a)                                  The sale by Seller and the purchase by Purchaser of the Assets, and the assumption by Purchaser of the Assumed Liabilities, are subject to the following conditions, which are for the exclusive benefit of Purchaser:

(i)                                     the representations and warranties of Seller set forth in Section 3.1, shall be true and correct in all material respects, at the Time of Closing with the same force and effect as if made at and as of the Time of Closing;

(ii)                                  Seller will have performed or complied with all of the terms, covenants and agreements in this Agreement to be performed or complied with by Seller at or prior to the Time of Closing;

(iii)                               Purchaser will have been furnished with certificates of officers of Seller certifying;

(A)          the accuracy and completeness of the articles and the by-laws of such Seller,

(B)           resolutions, as appropriate, of shareholders and/or directors of such Seller approving the transaction contemplated herein,

(C)           the incumbency of officers signing this Agreement and the Ancillary Agreements, and

(D)          performance of the terms, covenants and agreements to be performed by the Seller at or prior to the Time of Closing and the truth and accuracy (consistent with Section 6.1(a)(i) above) of the representations and warranties of such Seller as of the Closing Date;

(iv)                              subject to Sections 2.5 and 4.2, all Purchaser Required Consents and all Permits shall have been obtained;

(v)                                 the applicable waiting period under Section 123 of the Competition Act, shall have expired or have been waived or terminated;

(vi)                              Seller Parent or its designee shall have made the payment described in Section 2.6 and executed and delivered the Ancillary Agreements and the Deeds and Assignments;

(vii)                           Seller will provide Purchaser with a WSIB Purchase Certificate for Seller’s WSIB account, or if Seller has more than one WSIB Account, a WSIB Purchase Certificate for each of Seller’s WSIB Accounts, relieving the

Purchaser of any obligation for Seller’s financial liability to the WSIB up to the Time of Closing and

(viii)                        Seller will provide Purchaser with certified copies of the Resolutions and notices and other documents referred to in Section 5.3(c).

(b)                                 In case any term or covenant of Seller or condition to be performed or complied with for the benefit of Purchaser (including, without limitation those set forth in Section 6.3 below) at or prior to the Time of Closing has not been performed or complied with at or prior to the Time of Closing, Purchaser, without limiting any other right that Purchaser has, may rescind this Agreement by notice to the Seller without any further obligation under this Agreement or waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon.

6.2                               Conditions for the Benefit of Seller

(a)                                  The sale by Seller and the purchase by Purchaser of the Assets, and assumption by Purchaser of the Assumed Liabilities, are subject to the following conditions, which are for the exclusive benefit of Seller:

(i)                                     the representations and warranties of Purchaser set forth in Section 3.3, shall be true and correct in all material respects, at the Time of Closing with the same force and effect as if made at and as of such Time of Closing;

(ii)                                  Purchaser will have performed or complied with all of the terms, covenants and agreements in this Agreement to be performed or complied with by Purchaser at or prior to the Time of Closing;

(iii)                               Seller will have been furnished with certificates of an officer of Purchaser certifying:

(A)          the accuracy and completeness of the articles and by-laws or similar documents of Purchaser,

(B)           resolutions, as appropriate, of shareholders and/or directors of Purchaser approving the transaction contemplated herein,

(C)           the incumbency of officers signing this Agreement and the Ancillary Agreements, and

(D)          performance of the terms, covenants and agreements to be performed by the Purchaser at or prior to the Time of Closing and the truth and accuracy (consistent with Section 6.2(a)(i) above) of the representations and warranties of the Purchaser as of the Closing Date;

(iv)                              subject to Sections 2.5 and 4.2, all Purchaser required consents shall have been obtained;

(v)                                 the applicable waiting period (and any extensions thereof) under Section 123 of the Competition Act, shall have expired or have been waived or terminated; and

(vi)                              Purchaser shall have executed and delivered the Ancillary Agreements and the Instruments of Assumption.

(b)                                 In case any term or covenant of Purchaser or condition to be performed or complied with for the benefit of Seller (including without limitation those set forth in Section 6.3 below)  at or prior to the Time of Closing has not been performed or complied with at or prior to the Time of Closing, Seller, without limiting any other right that Seller has, may rescind this Agreement without any further obligation to the Purchaser under this Agreement or waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon.

6.3                               Mutual Conditions

The sale by Seller and purchase by Purchaser of the Assets and assumption by Purchaser of the Assumed Liabilities are subject to the following conditions which are for the mutual benefit of Seller and Purchaser:

(a)                                  The transactions contemplated by the Terrace Bay Asset Purchase Agreement shall be consummated; and

(b)                                 no action or proceeding in any jurisdiction will be pending or threatened by any Person, excluding any labour union or employee group, to enjoin, restrict or prohibit the transactions contemplated by this Agreement.

ARTICLE 7- CLOSING ARRANGEMENTS

7.1                               Closing

The sale and purchase of the Assets will be completed at 10:00 a.m., local time, on the Closing Date at the offices of McCarthy Tétrault, Suite 4700, TD Bank Tower, Toronto Dominion Centre, Toronto, Ontario, M5K 1E6 or another mutually agreeable location.  The parties will enter into escrow arrangements reasonably satisfactory to each party to permit the Purchaser to have registrable Deeds and Assignments in hand for electronic registration on Closing.  The parties shall instruct their respective solicitors and legal counsel to participate in such electronic registrations pursuant to the current protocols recommended by the Law Society of Upper Canada.

7.2                               Risk of Loss

Until the Time of Closing the Assets will remain at the risk of Seller.

ARTICLE 8- INDEMNIFICATION

8.1                               Obligation of Seller to Indemnify

Subject to the limitations contained Section 3.2 and Section 8.4(a), Seller agrees to indemnify, defend and hold harmless Purchaser from and against all Losses actually incurred by Purchaser based upon, arising out of or otherwise in respect of:

(a)                                  any breach of any representation or warranty of Seller contained in this Agreement,

(b)                                 Seller’s breach of any covenants or agreements contained in this Agreement, including the indemnification obligation set forth in Section 4.4(a) and Article 5, and

(c)                                  Seller’s failure to perform or satisfy any Retained Liability.

8.2                               Obligation of Purchaser and Purchaser Indemnitors to Indemnify

Subject to the limitations contained in Section 3.4 and Section 8.4(b), Purchaser and Purchaser Indemnitors each agree, on a joint and several basis, to indemnify, defend and hold harmless Seller, Seller Parent, NPI and their respective Affiliates from and against any Losses actually incurred by Seller, Seller Parent, NPI and their respective Affiliates based upon, arising out of or otherwise in respect of:

(a)                                  any breach of any representation or warranty of Purchaser or any of the Purchaser Indemnitors contained in this Agreement,

(b)                                 Purchaser’s breach of any covenants or agreements contained in this Agreement, including, without limitation, the indemnification obligations set forth in Section 4.4(b) and Article 5,

(c)                                  Purchaser’s failure to perform or satisfy any Assumed Liability or any other liability relating to the Assets,

(d)                                 Seller not collecting or remitting any tax under Part IX of the Excise Tax Act (Canada) in respect of the sale of the Assets, or because of Purchaser’s failure to file the election referred to in Section 2.10 in a timely fashion, and

(e)                                  any incident, occurrence or circumstances relating to the Assets or the Woodlands Business commencing or coming into existence after the Time of Closing;

provided, however, that Lucky Star and Buchanan shall only be obligated to indemnify, defend and hold harmless Seller, Seller Parent, NPI and their respective Affiliates from and against any Losses or claims incurred by or pursued against Seller, Seller Parent, NPI and their respective Affiliates based upon, otherwise in respect of, arising out of or relating to any and all (A) Environmental Liabilities or claims, (B) any and all Losses or claims arising out of the liabilities assumed by Purchaser in Article 5 relating to Losses, claims or assertions by any Employee, Former Employee or Purchaser employee regarding termination and/or severance obligations arising from termination of employment, actual or constructive, before, on or after the Time of Closing including those caused by this Agreement or the transactions contemplated herein, including termination pay, severance pay, obligations or liabilities arising as a result of such Employees’ entitlement on termination, if any, to payments in lieu of pension benefits or entitlement that would have been earned during any period of statutory or common law notice and any other payments, damages or claims but specifically excluding any claims, liabilities or obligations relating to the Pension Plan which are retained or assumed by Seller as set out in Section 5.2(b).

8.3                               Notice and Right to Defend

(a)                                  Notice of Asserted Liability.  Promptly after receipt by any party hereto (the “Indemnitee”) of notice of any demand, claim or circumstances which could give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that may result in a Loss, the Indemnitee shall give notice thereof (a “Claims Notice”) to the other party or parties (including Purchaser Indemnitors) obligated to provide indemnification or payment pursuant to Section 8.1 or 8.2 (the “Indemnifying Party”).  The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount of the Loss that has been or may be suffered by the Indemnitee.  In no event shall the Indemnitee’s failure to give a Claims Notice to the Indemnifying Party relieve the Indemnifying Party of any liability under this Article 8 except to the extent the Indemnifying Party can establish that the Indemnitee’s failure to give such Claims Notice materially prejudiced the Indemnifying Party’s ability to adequately defend such claim or any related or other claim.

(b)                                 Right to Defend.  Subject to Section 8.3(b)(i) — (iv), the Indemnifying Party may elect to compromise or defend, at its own expense and with counsel reasonably satisfactory to the Indemnitee, any Asserted Liability, and if the Indemnifying Party so elects to compromise or defend, the Indemnifying Party shall have the right to control the defense of such Asserted Liability.  If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within fifteen (15) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate in the compromise of, or defense against, such Asserted Liability.  If the Indemnifying Party does not initially elect within fifteen (15) days, the Indemnifying Party may later elect to compromise or defend such Asserted Liability on the giving of five (5) calendar days notice of its intention to do so to the Indemnitee and the Indemnitee shall cooperate in the compromise of, or defence against, such Asserted Liability.  If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability and the Indemnitee shall have the right to control the defense of such Asserted Liability.  Notwithstanding the foregoing,

(i)                                     the Indemnifying Party may settle or compromise any Asserted Liability, provided, that such settlement or compromise does not result in any liability to, restriction on, or admission of, the Indemnitee, and

(ii)                                  if the Indemnifying Party is not defending an Asserted Liability, the Indemnitee shall, if and whenever reasonably requested, provide the Indemnifying Party with regular updates on the status of the Asserted Liability;

(iii)                               if the Indemnifying Party is not defending an Asserted Liability, the Indemnitee may not settle or compromise such claim without first giving the Indemnifying Party at least fifteen (15) calendar days advance written notice of an intended settlement or compromise;

(iv)                              provided that the Indemnifying Party is defending an Asserted Liability at its own expense, the Indemnitee may not settle or compromise such claim over the objection of the Indemnifying Party.  In any event, the Indemnitee may participate, at its own expense, in the defense of such Asserted Liability.  If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

8.4                               Limitations on Indemnification

(a)                                  The indemnification provided for in Section 8.1 shall be subject to the following limitations:

(i)                                     Seller shall not be obligated to pay any amounts for indemnification under Section 8.1(a) except to the extent that the aggregate Losses theretofore claimed as indemnifiable Losses pursuant to Section 8.1(a) and actually incurred by Purchaser (net of insurance recoveries thereunder) exceeds $2,500,000 (the “Seller Basket Amount”), subject to the limits set forth in clauses (ii), (iii) and (iv) below (it is understood and agreed that any amounts credited to the Seller Basket Amount under the Terrace Bay Asset Purchase Agreement shall also count as amounts credited to the Seller Basket Amount under this Agreement and vice versa);

(ii)                                  Seller shall not be obligated to pay an aggregate amount for indemnification under Section 8.1(a) in excess of $5,000,000 (the “Seller Cap Amount”) (it is understood and agreed that any amounts paid toward the Seller Cap Amount under the Terrace Bay Asset Purchase Agreement shall count as amounts paid to the Seller Cap Amount under this Agreement and vice versa); and

(iii)                               Seller shall not be obligated to pay any amount for indemnification under Section 8.1(a) if:

1.                the Loss associated with the individual claim does not exceed $100,000.00; or

2.                the aggregate of the Loss associated with claims by more than one Employee relating to the same or similar type of right, entitlement or payment does not exceed $100,000.00.

(b)                                 The indemnification provided for in Section 8.2 shall be subject to the following limitations:

(i)                                     Purchaser and Purchaser Indemnitors shall not be obligated to pay any amounts for indemnification under Section 8.2(a) except to the extent that the aggregate Losses theretofore claimed as indemnifiable Losses pursuant to Section 8.2(a) and actually incurred by Seller (net of insurance recoveries thereunder) exceeds $2,500,000 (the “ Purchaser Basket Amount”), subject to the limits set forth in clauses (ii) and (iv) below (it is understood and agreed that any amounts credited to the Purchaser Basket Amount under the Terrace Bay Asset Purchase Agreement shall count as amounts credited to the Purchaser Basket Amount under this Agreement and vice versa);

(ii)                                  Purchaser and Purchaser Indemnitors shall not be obligated to pay an aggregate amount for indemnification under Section 8.2(a) in excess of $10,000,000 (the “Purchaser Cap Amount”) (it is understood and agreed that any amounts credited to the Purchaser Cap Amount under the Terrace Bay Asset Purchase Agreement shall count as amounts credited to the Purchaser Cap Amount under this Agreement and vice versa) except in respect of a breach of the representations and warranties in Sections 3.3(a) and 3.3(b), the aggregate indemnification for which shall be limited to the Acquisition Payment less any of the Purchaser Cap Amount previously paid or then payable;

(iii)                               Notwithstanding the foregoing, Purchaser and Purchaser Indemnitors shall be jointly and severally obligated to indemnify, defend, hold harmless and pay any and all amounts, costs, expenses, damages, fines, fees or any other charge or cost, including the cost of defense and counsel fees relating thereto incurred by Seller or any of its Affiliates including Seller Parent and NPI, arising out of or relating to any and all (A) Environmental Liabilities or claims and (B) any and all Losses or claims arising out of the liabilities assumed by Purchaser in Article 5 relating to Losses, claims or assertions by any Employee, Former Employee or Purchaser employee regarding termination and/or severance obligations arising from termination of employment, actual or constructive, before, on or after the Time of Closing including those caused by this Agreement or the transactions contemplated herein, including termination pay, severance pay, obligations or liabilities arising as a result of such Employees’ entitlement on termination, if any, and any other payments, damages or claims but specifically excluding any claims, liabilities or obligations relating to the Pension Plan which are retained or assumed by Seller as set out in Section 5.2(b) in full (including any increased amount in relation to Taxes payable or the receipt of such amounts required to ensure Seller and its Affiliates receive the same net amount that would have been retained by it absent such Taxes) without regard to the Purchaser Basket Amount or the Purchaser Cap Amount; and

(iv)                              Purchaser and Purchaser Indemnitors shall not be obligated to pay any amounts for indemnification under Section 8.2(a) if the Loss associated with the individual claim does not exceed $100,000.00.

ARTICLE 9- TERMINATION

9.1                               Termination

This Agreement may be terminated prior to the Closing as follows:

(i)                                     at the election of Seller

(A)                              after August 17, 2006 if the Purchaser is obligated to make an initial Continuation Payment pursuant to Section 2.8(b)(i) and has failed to do so; or

(B)                                after September 16, 2006 if the Purchaser is obligated to make an additional Continuation Payment pursuant to Section 2.8(b)(iv) and has failed to do so; or

(C)                                if one or more of the conditions set forth in Section 6.2 has not been fulfilled by September 29, 2006.

The exercise of a right of termination as provided above shall be in addition to any right of the Seller to recover any Continuation Payment from the Purchaser.

(ii)                                  at the election of the Purchaser

(A)                              if the Closing does not occur on August 15, 2006 or September 14, 2006, as the case may be, as a result of the failure of the Seller to close for any reason other than a breach of this Agreement by Purchaser; or

(B)                                if any one or more of the conditions set forth in Section 6.1 has not been fulfilled by September 29, 2006.

(iii)                           at any time on or prior to the Closing Date, by mutual written consent of Seller and Purchaser.

If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 9.2.

9.2                               Survival

If this Agreement is terminated in accordance with Section 9.1 and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and have no further force or effect and neither party shall have any liability to the other under this Agreement, except for the provisions of Section 2.8(a) (Purchaser agrees to reimburse Seller within two (2) Business Days following any termination of this Agreement any Pre-Closing Payment for re-start costs paid by Seller), and Sections 2.8(b), 4.3, 4.4 and 4.18.

ARTICLE 10- GENERAL

10.1                        Time of the Essence

Time is of the essence of this Agreement.

10.2                        Public Announcements

Neither Seller nor Purchaser shall make any publicity release or announcement concerning this Agreement, or make any disclosure with respect to the consideration paid pursuant to this Agreement, or the transactions contemplated hereby without the prior written approval thereof by Purchaser or Seller, as the case may be, except as required by Applicable Law, in which case the party issuing the release or making such disclosure shall so advise the other party in writing in advance of such issuance or disclosure.

10.3                        Benefit of the Agreement

This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto.

10.4                        Third Party Beneficiaries

The provisions of this Agreement are solely for the benefit of the parties hereto and their respective Affiliates, successors and permitted assigns and shall not confer upon any third Person any remedy, claim, liability, reimbursement or other right in excess of those existing without reference to this Agreement.  Nothing in this Agreement shall obligate Seller or its Affiliates to assist any Employee to enforce any rights such Employee may have with respect to any of the Benefit Plans or other employment-related benefits referred to in this Agreement.

10.5                        Entire Agreement

This Agreement and the agreements referred to herein (including the Schedules hereto) and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto.  Except for those set forth in the Confidentiality Agreement, there are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

10.6                        Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by each of the parties hereto.  No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

10.7                        Assignment

This Agreement may not be assigned by any party hereto without the written consent of the other parties hereto.

10.8                        Notices

Any demand, notice or other communication to be given in connection with this Agreement will be given in writing and will be given by personal delivery or by facsimile communication addressed to the recipient as follows:

To Seller:

Neenah Paper Company of Canada
3460 Preston Ridge Road, Suite 600
Alpharetta, Georgia
Attention:	Steven S. Heinrichs
Senior Vice President, General Counsel and Secretary
Facsimile:	678-518-3283

NPCC Holding Company, LLC
3460 Preston Ridge Road, Suite 600
Alpharetta, Georgia
Attention:	Steven S. Heinrichs
Senior Vice President, General Counsel and Secretary
Facsimile:	678-518-3283

To Purchaser:

Terrace Bay Pulp Inc.
1120 Premier Way
Thunder Bay, Ontario
Canada
P7B 6T7

Attention:	Chief Financial Officer
Facsimile:	807-344-8310

To Purchaser Indemnitors:

Lucky Star Holdings Inc.
Buchanan Forest Products, Ltd.
Eagle Logging Inc.
1120 Premier Way
Thunder Bay, Ontario
Canada
P7B 6T7

Attention:	Chief Financial Officer
Facsimile:	807-344-8310

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other.  Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by facsimile communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day if receipt of such facsimile communication is confirmed.

10.9                        Remedies Cumulative

The rights and remedies of the parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise.  No single or partial exercise by a party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that party may be entitled.

10.10                 Governing Law

This Agreement is governed by and will be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

10.11                 Attornment

For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have exclusive jurisdiction to entertain any action arising under this Agreement.  Seller and Purchaser each hereby attorns to the jurisdiction of the courts of the Province of Ontario.

10.12                 Cross Disclosure

Any matter disclosed on any of the Schedules hereto shall be deemed to be disclosed on each other Schedule hereto relating to such matters.

10.13                 Counterparts

This Agreement and any amendment, supplement, restatement or termination of any provision of this Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement.

AS SELLER	NEENAH PAPER COMPANY OF CANADA

	Per:	/s/ Sean T. Erwin
Name: Sean T. Erwin
Title: Chief Executive Officer

AS SELLER PARENT	NPCC HOLDING COMPANY, LLC

	Per:	/s/ Sean T. Erwin
Name: Sean T. Erwin
Title: Chief Executive Officer

AS PURCHASER	EAGLE LOGGING INC.

	Per:	/s/ Russ York
Name: Russ York
Title: Treasurer

and, as Purchaser Indemnitors:

AS PURCHASER INDEMNITOR	LUCKY STAR HOLDINGS INC.

	Per:	/s/ Ken Buchanan
Name: Ken Buchanan
Title: President

AS PURCHASER INDEMNITOR	BUCHANAN FOREST PRODUCTS, LTD.

	Per:	/s/ Russ York
Name: Russ York
Title: Vice President

AS PURCHASER INDEMNITOR	TERRACE BAY PULP INC.

	Per:	/s/ Russ York
Name: Russ York
Title: Treasurer